FOR IMMEDIATE RELEASE

CONTACT: Chris D. Sammons

Vice President, Investor Relations
& Corporate Communications
225.932.2546

SHAW ANNOUNCES RESULTS OF EARLY TENDER

ACCEPTANCES FOR OUTSTANDING 103/4 % SENIOR NOTES DUE 2010

Baton Rouge, Louisiana, April 21, 2005 – The Shaw Group Inc. (NYSE: SGR) today announced that, pursuant to its previously announced cash tender offer and consent solicitation for any and all of its outstanding of 103/4% Senior Notes due 2010, over 93% of the $253.0 million aggregate principal amount outstanding of the Senior Notes have been tendered and, as a result, Shaw has received the consents necessary to adopt certain proposed amendments to the indenture governing the Senior Notes. The proposed amendments will eliminate substantially all of the restrictive covenants of the indenture.

Holders who validly tendered their Senior Notes by 5:00 p.m., New York City time on April 19, 2005 (the “Consent Time”), and consented to the proposed amendments will receive the total consideration of $1,146.81 per $1,000.00 principal amount of Senior Notes accepted for purchase. The total consideration includes a consent payment of $25 per $1,000 principal amount of Senior Notes. As of the Consent Time, approximately $237.5 million in aggregate principal amount of the Senior Notes had been tendered in the Offer. Acceptance of and payment for Senior Notes tendered before the Consent Time is expected to be on April 26, 2005, subject to satisfaction or waiver of the conditions to the Offer described in Shaw’s Offer to Purchase. Shaw intends to execute a supplemental indenture shortly, and, upon payment for such Senior Notes, the amendments will become operative.

Senior Notes in the aggregate principal amount of $15,748,000 remain outstanding and subject to the Offer which is scheduled to expire at 5:00 p.m., New York City time, on May 4, 2005, unless extended (the “Expiration Time”). Holders who validly tender their Notes after the Consent Time and prior to the Expiration Time will receive the purchase price of $1,121.81 per $1,000.00 principal amount of Senior Notes accepted for purchase. Payment for Senior Notes tendered after the Consent Time and prior to the Expiration Time is expected to be on or about May 5, 2005. All holders whose Notes are accepted for payment will also receive accrued and unpaid interest up to, but not including, the applicable date of payment for the Notes.

UBS Securities LLC is acting as dealer-manager and solicitation agent; D.F. King & Co., Inc. is acting as information agent; and The Bank of New York is acting as tender agent in connection with the Offer.

The terms and conditions of the Offer are set forth in Shaw’s Offer to Purchase, which was distributed to the holders of the Senior Notes when the Offer commenced. Subject to applicable law, Shaw may, at its sole discretion, waive any condition applicable to the Offer or extend or terminate or otherwise amend the Offer. The consummation of the Offer for the Senior Notes is subject to certain conditions. The conditions are fully described in the Offer to Purchase. Copies of the Offer to Purchase, Letter of Transmittal and related documents may be obtained from the information agent at (800) 848-3416.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of an offer to sell securities, with respect to any Senior Note. The Offer may only be made pursuant to the terms of the Offer to Purchase and the accompanying Letter of Transmittal. Each holder of the Senior Notes should read the Offer to Purchase and the Letter of Transmittal when it receives them, as they contain important information.

None of the Company, the dealer manager and solicitation agent, the information agent or the tender agent makes any recommendation in connection with the Offer or the consent solicitation.

The Shaw Group Inc. is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for energy, chemicals, environmental, infrastructure and emergency response markets. With over $3 billion in revenues, Shaw is headquartered in Baton Rouge, Louisiana, and employs approximately 19,500 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit the Company’s website at www.shawgrp.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s website under the heading “Forward-Looking Statements”. These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our website at www.shawgrp.com.

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